                                                                    EXHIBIT 99.1

                           [HAVERTYS FURNITURE LOGO]

N E W S   R E L E A S E


SUBJECT:  HAVERTY FURNITURE
          REPORTS SALES FOR MARCH


ATLANTA, GEORGIA, APRIL 10, 2003 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported sales activity for the month ended March 31, 2003.

Havertys' sales for March decreased 1.0% to $58.2 million compared with $58.8 million for March 2002. On a comparable-store basis, March sales decreased 7.7%. Sales for the first quarter of 2003 increased 0.2% to $175.4 million compared with $175.0 million in 2002. On a comparable-store basis, sales decreased 6.6% for the first quarter. Comparable-store sales do not include locations opened, closed or otherwise non-comparable during the last 12 months.

                     SALES IN MILLIONS                         COMPARABLE-
                        (UNAUDITED)             TOTAL             STORE
                     ------------------         SALES             SALES
                      2003        2002        % CHANGE          % CHANGE
                     ------      ------       --------         -----------
MARCH                $ 58.2      $ 58.8        - 1.0%            - 7.7%
FIRST QUARTER        $175.4      $175.0        + 0.2%            - 6.6%

Clarence H. Smith, President & CEO said, "Sales continue to be impacted by the slow economy and other factors which deter consumers from making discretionary purchases. First quarter total sales were slightly positive with comparable-store sales below last year. This performance does not imply any new trend, since the fourth quarter percentage changes in sales and comps were very similar.

"We have made good progress on the retooling of our distribution process and related warehouse and delivery functions," added Smith. "During the first quarter we transitioned six of our markets and expect to convert another thirteen during the second quarter. Of the fifty markets we serve, this will bring the total operating under the new methods to twenty-four, all of which are in the eastern half of our fourteen-state footprint.

"The new retail locations and key distribution centers we opened during the third quarter of 2002 have generated increased expenses. We consider these facilities to be strategic investments and believe that more normalized future sales growth will produce significant leveraging of their fixed costs. Our first quarter SG&A costs are expected to be near those of the third quarter of 2002, a period when sales and operating infrastructure were similar," Smith continued.

"We remain pleased that our gross profit margins have been improving in spite of the difficult business climate during the last six months. Progress towards resolution of the war with Iraq leads us to be optimistic that the domestic economy will pick up later in 2003, allowing us to capitalize on the pent-up demand for quality home furnishings," Smith concluded.


                                                                       more.....

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NEWS RELEASE - April 10, 2003
HAVERTY FURNITURE COMPANIES, INC.                                        Page 2



Havertys is a full-service home furnishings retailer with 111 showrooms in 14 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

This release includes forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.


                                    # # # # #


Contact for Information:   Dennis L. Fink
                           Executive VP & CFO
                           404-443-2900